Independent Accountants' Consent


To the Board of Directors and Member of
Citigroup Managed Futures LLC:


We consent to the use of our report dated March 7, 2003 with respect to the statement of financial condition of Salomon Smith Barney AAA Energy Fund L.P. II (the "Partnership") as of December 31, 2002, and the related statements of income and expenses, and of partners' capital for the period from July 1, 2002 (commencement of operations) through December 31, 2002 and the period from March 25, 2002 (date Partnership was organized) to December 31, 2002, respectively and we consent to the use of our report dated March 14, 2003 with respect to the statement of financial condition of Citigroup Managed Futures LLC (formerly Smith Barney Futures Management LLC) as of December 31, 2002, each of which is incorporated by reference in Item 13. "Financial Statements and Supplementary Data" and Item 15."Financial Statements and Exhibits" in the Amendment No. 2 to Form 10/A dated November 5, 2003.


KPMG LP


New York, New York
November 5, 2003